Exhibit 10.19

AMERIQUEST, INC.

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between [       ] (“Executive”) and AmeriQuest, Inc. (the “Company”), effective as of [DATE] (the “Effective Date”).

RECITALS

1.                                      The Board of Directors of the Company (the “Board’) believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

2.                                      It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control.  The Board recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

3.                                      The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment both prior to and following a Change in Control.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4.                                      Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Term of Agreement.  This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”).  On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal.  Notwithstanding the foregoing provisions of this paragraph, if a Change of Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control.

2.                                      At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive.  If Executive’s employment terminates for any reason, including (without limitation) any termination not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.                                      Severance Benefits.

(a)                                 Termination Outside the Change in Control Period.  If, outside the Change in Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding by death or Disability) or Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits:

(i)                                Severance.  A lump-sum payment equal to (i) [eighteen (18) months/twelve (12) months] (“Severance Period”) of Executive’s annual base salary as in effect immediately prior to the termination date.

(ii)                             Pro-Rated Bonus.  A lump-sum amount equal to (i) the Executive’s annual bonus for the year of termination to the extent earned based on actual year-to-date performance through the termination date, as determined by the Compensation Committee of the Board (the “Committee”) in its discretion, or, if the Committee determines that the actual performance cannot be evaluated, the annual bonus at the target level of performance, multiplied by (ii) a fraction the numerator of which is the full number of completed months of service in the annual bonus plan year as of the termination date, and the denominator of which is 12.

(iii)                          Continued Employee Benefits.  If Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents under COBRA until the earlier of (A) the duration of the Severance Period following Executive’s termination, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the end of the Severance Period.  For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iv)                         Outplacement.  Company-provided outplacement services for a period of up to three (3) months.

(v)                            Equity.  Executive’s outstanding unvested Company Equity Awards shall vest on a partial pro-rated basis effective as of the termination date based on Executive’s completed service from the vesting commencement date through the termination date.

(b)                                 Termination without Cause or Resignation for Good Reason within the Change in Control Period.  If, within the Change in Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding death or Disability) or Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

(i)                                Severance.  A lump-sum payment equal to (i) [twenty-four (24) months/eighteen (18) months (the “CIC Severance Period”)] of Executive’s annual base salary as in effect immediately prior to the termination date, plus (ii) [two hundred percent (200%)/one hundred and fifty percent (150%)] of Executive’s target annual bonus for the year in which Executive’s termination occurs.

(ii)                             Pro-Rated Bonus.  A lump-sum amount equal to (i) the Executive’s annual bonus for the year of termination to the extent earned based on actual year-to-date performance through the termination date, as determined by the Committee in its discretion (or, if the Committee determines that the actual performance cannot be evaluated, the annual bonus for the year of termination at the target level of performance) multiplied by (ii) a fraction the numerator of which is the full number of completed months of service in the annual bonus plan year as of the termination date, and the denominator of which is 12.

(iii)                          Continued Employee Benefits.  If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits under COBRA for Executive and Executive’s eligible dependents until the earlier of (A) the duration of the CIC Severance Period following Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “CIC COBRA Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the CIC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that

Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the end of the CIC Severance Period.  For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for CIC COBRA premiums.

(iv)                         Equity.  Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then-unvested portion of all of Executive’s outstanding Company Equity Awards.

(c)                                  Voluntary Resignation; Termination for Cause.  If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(d)                                 Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(e)                                  Accrued Compensation.  For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(f)                                   Transfer between the Company and Affiliates.  For purposes of this Section 3, if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated without Cause, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.

(g)                                  Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity.  Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

4.                                      Conditions to Receipt of Severance.

(a)                                 Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Sections 3(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.  Except as required by Section 4(c), any installment payments that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Release becomes effective and irrevocable, and the remaining payments will be made as provided in the Agreement.

(b)                                 Non-solicitation and Non-competition.  Executive agrees, to the extent permitted by applicable law, that in the event Executive receives severance pay or other benefits pursuant to Sections 3(a) and (b) above, for a period equal to the Severance Period or the CIC Severance Period, as applicable, immediately following the date of Executive’s termination, Executive, as a condition to receipt of severance pay and benefits under Sections 3(a) and (b), will not (i) either directly or indirectly, solicit, induce, recruit, encourage any employee of the Company to leave his employment either for Executive or for any other entity or person, or (ii) without the express written consent of the Company, directly or indirectly engage in, enter the employ, have any ownership interest in, or participate in any entity that as of the date of Executive’s termination, engages in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that competes with any service offered by the Company or any product sold by the Company or under development by the Company; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation will not be deemed to be violative of the restrictive covenant set forth in this paragraph.  The provisions of clause (b) will not apply to Executive to the extent Executive is providing services or residing in the State of California.  The covenants contained in this Section 4(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4(b).  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 4(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(c)                                  Section 409A.

(i)                                Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)                             Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(b)(iii).  Except as required by Section 4(b)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.  In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii)                          Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)                         Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(v)                            Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vi)                         Any taxable reimbursements and/or taxable in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of Section 409A, including: (i)  the amount of any such expense reimbursement or in-kind benefit provided during a taxable year of the Executive shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of the employee’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(vii)                      The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

5.                                      Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a)                                 delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (ii) cancellation of Equity Awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G (if two or more Equity Awards are granted on the same date, each award will be reduced on a pro-rata basis); (iii) reduction of the accelerated vesting of Equity Awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first and if more than one Equity Award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata); and (iv) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).  In no event will the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) immediately prior to Change in Control, whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.

6.                                      Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)                                 Affiliate.  “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.

(b)                                 Cause.  “Cause” means, with respect to Executive, the occurrence of any of the following: (i) misconduct in connection with the performance of duties including misappropriation of funds or property; (ii) commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in injury or harm to the reputation of the Company; (iii) continued non-performance of duties for more than thirty (30) days following written notice; (iv) a breach of confidentiality or non-competition obligations in favor of the company or a violation of the written employment policies; or (v) failure to cooperate with an internal or external investigation; provided, with respect to (i)-(v), such failures, if curable in the discretion of the Company, are not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company.

(c)                                  Change in Control.  “Change in Control” means the occurrence of any of the following events:

(i)             A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)          A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)       A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)                                 Change in Control Period.  “Change in Control Period” means the period beginning on the date six (6) months prior to, and ending on the date that is twenty four (24) months following, a Change in Control.

(e)                                  Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                   Deferred Payment.  “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this

Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(g)                                  Disability.  “Disability” will mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(h)                                 Equity Awards.  “Equity Awards” will mean Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(i)                                     Good Reason. “Good Reason” will mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material diminution of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities; (ii) a material reduction by the Company in the base salary of Executive as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location, (iv) a material breach of this Agreement by the Company.  In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

(j)                                    Section 409A.  For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(k)                                 Section 409A Limit.  For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

7.                                      Successors.

(a)                                 The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Notice.

(a)                                 General.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) twenty four hours after [email transmission to mjoyce@ameriquestcorp.com] (iii) one business day after deposit with a recognized overnight courier or (iv) three business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to Executive, at the address Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

AmeriQuest, Inc.

457 Haddonfield Road, Suite 220

Cherry Hill, New Jersey 08002

With a copy to:

AmeriQuest, Inc.

2651 Warrenville Road, No. 560

Downers Grove, IL 60515

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.

9.                                      Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its Affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10.                               Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)                                 Entire Agreement.  This Agreement, together with any employment agreement and equity or equity award agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions).  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)                                   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)                                  Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	AMERIQUEST, INC.

By:

Title:

EXECUTIVE

[NAME]

[Signature Page to Severance and Change in Control Agreement]